EXHIBIT 10.2

Canadian Addendum to

Terrestrial Energy Inc. 2025 Equity Incentive Plan

This Addendum is attached to, and forms part of, the Terrestrial Energy Inc. 2025 Equity Incentive Plan (the “Plan”) and approved and effective as of April 26, 2026 by the Compensation Committee of the Board of Directors of Terrestrial Energy Inc.

Notwithstanding anything to the contrary in the Plan or any applicable Award Agreement pursuant to the Plan, the provisions set forth in this Addendum shall apply to each Participant who is a Canadian resident who accepts any Award under the Plan (a “Canadian Participant”) and who has executed the applicable Award Agreement relating to such Award.  For greater certainty, this Addendum shall not have any applicability to any Participant that is not a Canadian Participant.

1.	Incorporation of Existing Definitions. Capitalized terms not defined herein shall have the meanings specified in the Plan or Award Agreement, as applicable.
2.	Amendments to Certain Definitions. For the purposes of this Addendum, and the Plan as it relates to any Canadian Participant, each of the following definitions in the Plan is hereby superseded and replaced:

“Cause” means:

a)	with respect to any employee Participant: (i) if the Participant is a party to a written employment agreement or agreement with the Company or any Affiliate in which an enforceable definition of “cause” exists, then the definition of “cause” defined therein; or (ii) in the absence of such enforceable definition, “Cause” shall mean: (A) as it relates to a Participant resident in the province of Ontario, the Participant’s wilful misconduct, disobedience or wilful neglect of duty that is not trivial and has not been condoned by the Company or any Affiliate (as applicable); or (B) for any Participant located in Canada but not in Ontario, any other act or omission or series of acts or omissions by the Participant that would, pursuant to applicable law, permit the Company to terminate the Participant without notice or payment in lieu of notice, including for serious reason;

b)	with respect to a Participant that is not an employee, the definition of “Cause” as it otherwise exists within the Plan and not within this Addendum, being:

(i) if there is an employment or other service agreement between the Participant and the Company and the agreement contains a definition of “Cause”, the definition contained therein or (ii) in the absence of an employment or other service agreement between the Participant and the Company that contains a definition of “Cause”, (A) the Participant’s commission of any felony involving fraud, dishonesty or moral turpitude; (B) the Participant’s attempted commission of or participation in a fraud or act of dishonesty against the Company or any Affiliate that results in (or might have reasonably resulted in) material harm to the business of the Company or any Affiliate; (C) the Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or any Affiliate or any statutory duty that the Participant owes to the Company or any Affiliate; or (D) the Participant’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company or any Affiliate.

“Disability” has the meaning attributed thereto in the Participant’s written Employment Agreement or services agreement with the Company or an Affiliate and if there is no such defined term, means the Participant’s inability to substantially fulfill his or her duties or perform the contracted service for the Company for a continuous period of nine (9) months or more or for an aggregate period of twelve (12) months or more during any consecutive twenty-four (24) month period, with reasonable accommodation (if required pursuant to applicable human rights legislation);

3.	Acknowledgement. By accepting an award pursuant to the Plan, a Canadian Participant is deemed to represent, warrant and acknowledge: (i) receipt of the Plan, this Addendum, and any applicable Award Agreement, (ii) that they have read, understood and agreed, freely and voluntarily, without inducement or duress, to be bound by the terms and conditions of the Plan, as amended by this Addendum, and any applicable Award Agreement, and (iii) that they have had an opportunity to review, make inquiries, and seek independent legal advice as to the terms and conditions of the Plan, this Addendum and any applicable Award Agreement.